EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-88190, 333-88158, 333-88154, 333-88160, 333-87764, 333-67432, 333-61928, 333-66457 and 333-66455) and Form S-3 (Nos. 333-88320, 333-87194, 333-82562, 333-70122, 333-68062, 333-68060, 333-56642 and 333-42620) of Brooks-PRI Automation Inc. of our report dated November 14, 2001, except for the first paragraph of Note 15, as to which the date is December 13, 2001, and Note 11, as to which the date is May 14, 2002, relating to the financial statements of Brooks Automation, Inc., which appears in this Current Report on Form 8-K of Brooks-PRI Automation, Inc.

-s- PricewaterhouseCoopers LLP

Boston, Massachusetts
August 15, 2002